Exhibit 99.1

INFORMATION FOR RELEASE

MuniMae to Purchase Glaser Financial Group

BALTIMORE (June 8, 2005) – MuniMae (NYSE:MMA) announced today that it has entered into a definitive agreement to acquire Glaser Financial Group, Inc. (“Glaser”), a full service commercial mortgage banker based in St. Paul, Minnesota. Assuming certain performance metrics are achieved, the acquisition price will be approximately $67 million payable in a combination of cash and stock. The transaction is expected to close early in the third quarter.

Glaser arranges financing predominately in the upper Midwest for multifamily, senior housing and commercial real estate through Fannie Mae DUSTM, Freddie Mac, HUD/FHA, conventional and conduit funding sources. Currently, senior housing represents approximately forty percent (40%) of total originations. Glaser’s current $3.5 billion servicing portfolio is comprised of approximately 64,000 units and includes both insured and uninsured taxable and tax-exempt bond issues.

MuniMae CEO and President, Michael Falcone stated, “This acquisition brings significant scale to our origination platform in the upper Midwest as well as our Fannie Mae and Freddie Mac servicing portfolios, and further strengthens our product offerings related to senior housing.” Mr. Falcone added, “We continue to build upon our “one-stop-shop” approach to real estate finance, offering both our developer customers and capital partners a wide array of products with competitive pricing and efficient executions.”

Following the closing of the transaction, Glaser will operate as part of MMA Financial, one of the operating subsidiaries of MuniMae. Essentially the entire team of Glaser (including the regional office network) will remain intact, and will continue under the leadership of David Williams, Glaser’s current Chief Executive Officer. Mr. Williams will report directly to Gary Mentesana, Executive Vice President and Head of the Debt Group for MuniMae.

Gary Mentesana stated, “MuniMae has established itself as a market leader in real estate finance, and this acquisition further solidifies that position.” He added, “Glaser’s Midwest focus is an excellent compliment to our geographically diverse national servicing portfolio, and after the acquisition, assets under management for the entire company will be in excess of $15 billion.”

The completion of MuniMae’s acquisition of Glaser is subject to certain conditions, including the consent of various third parties. Assuming the transaction closes as expected, MuniMae expects to discuss the acquisition in more detail at its next quarterly conference call, which will take place in September.

About MuniMae

MuniMae and its subsidiaries provide debt and equity financing to developers of multifamily housing and other real estate investments. As of March 31, 2005, assets under management totaled $11.9 billion secured by 2,376 properties containing 249,276 units in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

MuniMae is organized as a limited liability company, which allows it to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly and paid in February, May, August and November.

This press release contains statements that are forward looking in nature and reflect management’s current views with respect to future events and financial performance. These statements are subject to many uncertainties and risks and should not be considered guarantees of future performance. This press release does not constitute an offer to sell any securities of Municipal Mortgage & Equity, LLC or any other entity.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.
www.MuniMae.com

Contacts
Investor Relations:
     Angela Richardson, 888/788-3863